Exhibit 99.1



                                [GRAPHIC OMITTED]


      American Telecom Services Expands into South American Market Through
          Prominent International Distributor; Precision Trading Corp.

  Precision, one of the largest exporters of consumer electronics to South and Central America, adds ATS phones to its line of major brand offerings.

Contact: Company                    Investors:
Bruce Hahn, CEO                     Brett Maas
(310) 871-9904                      Hayden Communications
(404) 261-7466                      (646) 536-7331
Bruce.Hahn@atsphone.com             brett@haydenir.com


                              FOR IMMEDIATE RELEASE


City of Industry, California, June 20, 2007 - American Telecom Services Inc. (AMEX: TES), a provider of converged communications solutions, today announced a new and expansive relationship with Precision Trading Corp., one of the largest exporters and distributors of consumer electronics and housewares to South and Central America, as well as the Caribbean. Precision will open these markets to American Telecom Services through the distribution of three DECT 6.0 Cordless Phones as part of an initial launch. All packaging on these phones will be trilingual: Spanish, Portuguese, and English; appealing to the maximum number of potential consumers in these key regions.

Precision will initially target Columbia, Venezuela, Uruguay, Ecuador and Argentina, among others, for the sale of ATS traditional DECT 6.0 telephone systems.

Precision Trading of Miami Florida currently distributes major brands such as Panasonic, Sharp Toshiba within the target markets. Precision possesses a network of distributors and service stations in most major countries throughout Latin America.

Bruce Hahn, American Telecom Service's Chief Executive Officer, commented, "As we continue to build our brand domestically, we recognize there is strong international demand for our product and service offerings. To rapidly penetrate these new markets, we are excited to partner with a proven exporter and distributor like Precision Trading Corp. We look forward to combining our exceptional quality and money-saving value proposition with Precision's worldwide network and long-standing reputation for quality and integrity. Soon, consumers throughout the Caribbean, South and Central America will be able to call friends and family around the world, with the newest DECT 6.0 telephone technology. We look forward to a long and mutually beneficial relationship with Precision Trading Corp."

The initial launch will focus on telephone answering devices as well as affordable DECT multi handset phones.

Simon Beda, President of Precision Trading Corp. added, "We believe that consumers throughout the regions we serve will be receptive to American Telecom Services state-of-the-art cordless telephones using interference-free DECT 6.0 technology. We are pleased that ATS has worked with us to create packaging that will enable effective distribution of these innovative phones throughout Central and South America, as well as the Caribbean."

About Precision Trading Corp.

Precision Trading Corp. was founded in 1979 with the goal of becoming the premier exporter and distributor of consumer electronics and housewares in the Americas. Precision's main goal has been and continues to be to offer the best products at the best prices while adhering to the highest ethical standards as well as total customer satisfaction. Precision Trading is located in Miami, Florida, where its headquarters as well as its main warehouse and distribution facilities are located. In Brazil, Precision has a joint venture audio and video manufacturing facility in the free port city of Manaus. Worldwide purchasing is managed out of Miami headquarters with the assistance of satellite purchasing offices in Hong Kong and Ningbo, P.R.C. For more information, visit http://www.precisiontrading.com/ online.


About American Telecom Services

American  Telecom  Services,  a leader in  converged  communications  solutions, provides consumers "Good Reasons to Pick up the Phone." American Telecom Services combines state-of-the-art telephones bundled with a variety of pre-paid long distance and Voice over Internet Protocol (VoIP or Internet Phone) calling plans designed to save consumers up to 60% on long distance costs. The Company offers the only home phones bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent-pending) and is the only provider of DigitalClear(TM) Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using Internet Phone technology supplied by leading technology providers. Consumers can select phones bundled with SunRocket services, and enjoy SunRocket's Bottom-Line PricingSM with plans free of bogus charges, tacked-on fees, and other unpleasant surprises that normally show up on phone bills. Consumers can also chose phones bundled with Lingo Internet phone service and enjoy one of the most affordable U.S. Internet phone services. Consumers who do not possess high-speed Internet service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. American Telecom Service's products are available nationally at more than 13,000 retail locations. Visit www.atsphone.com for Company and product information.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated December 11, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.


                                       ###